Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Carter's, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities
Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.01 per share	Other	2,000,000	$35.78	$71,560,000	0.0001381	$9,882.44
Total Offering Amounts					$71,560,000		$9,882.44
Total Fee Offsets							$—
Net Fee Due							$9,882.44

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock, par value $.01 per share (the “Common Stock”), of Carter’s, Inc. (the “Registrant”) that become issuable under the Carter’s, Inc. Amended and Restated Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on May 8, 2026.